For Immediate Release Contact: Alex Lombardo (Investors) Treasurer (703) 573-9317	Erin Payne (Media) Director of Public Relations (608) 661-4775

Great Wolf Resorts, Inc. Issues $50 Million of Trust Preferred Securities

MADISON, Wis., March 15, 2005—Great Wolf Resorts, Inc. (NASDAQ: WOLF) today announced the issuance of $50 million of trust preferred securities (TPS) by Great Wolf Capital Trust I, a Delaware statutory trust which is a subsidiary of Great Wolf Resorts. The TPS were issued today to a collateralized debt obligation pool vehicle, under Rule 144A of the Securities Act of 1933, as amended, in a transaction not otherwise registered thereunder. The TPS may not be offered or sold in the United States absent registration under the Securities Act of 1933, as amended, or an applicable exemption therefrom. The TPS have a maturity of 30 years, with interest fixed at 7.80% for the first 10 years, and are callable after five years with no prepayment penalty. The net proceeds from the TPS transaction are expected to be used to replace the existing construction loan on the company’s Great Wolf Lodge resort under development in the Pocono Mountains, Pennsylvania.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where such an offering sold would be unlawful.

This press release may contain forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, including, among others, statements regarding Great Wolf Resorts’ future financial position, business strategy, projected levels of growth, projected costs and projected financing needs, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of Great Wolf Resorts, Inc. and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the company’s ability to control or predict. Such factors include, but are not limited to, the company’s ability to develop new resorts or further develop existing resorts on a timely or cost efficient basis, competition in its markets, the company’s ability to manage growth, potential accidents or injuries at its resorts, its ability to achieve or sustain profitability, changes in family vacation patterns and consumer spending habits, downturns in its industry segment and extreme weather conditions, the company’s ability to attract a significant number of guests from its target markets, increases in operating costs and other expense items and costs, uninsured losses or losses in excess of the company’s insurance coverage, and the company’s ability to protect its intellectual property and the value of its brands.

Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to Great Wolf Resorts or persons acting on its behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.